Exhibit 23.4

March 16, 2017

Penn Virginia Corporation

14701 St. Mary’s Lane, Suite 275

Houston, Texas 77079

Ladies and Gentlemen:

We hereby consent to the references to Wright & Company, Inc. in the Registration Statement on Form S-3 (the Registration Statement) of Penn Virginia Corporation (the Company) to be filed with the United States Securities and Exchange Commission on March 16, 2017. We also consent to the use in and incorporation by reference in the Registration Statement of information from our reserves report titled “Evaluation of Oil and Gas Reserves, To the Interests of Penn Virginia Corporation, In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2015, Job 14.1649,” and dated January 9, 2015.

Very truly yours,

Wright & Company, Inc.
TX. Reg. No. F-12302

By:	/s/ D. Randall Wright
D. Randall Wright
President